Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form F-3 to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1933, as amended (the “Registration Statement”), of our report dated March 9, 2009 with respect to the consolidated balance sheet of Challenger Energy Corp. as at December 31, 2008 and the consolidated statements of loss, comprehensive loss and deficit and cash flows for the years ended December 31, 2008 and 2007, which are incorporated by reference in the Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Calgary, Canada
April 21, 2010	Chartered Accountants